Daktronics Inc. Announces the Death of Board Member, James A. Vellenga

Brookings, SD - August 17, 2015 - Daktronics Inc. (NASDAQ:DAKT) announced today with great sadness the August 11, 2015 death of James A. Vellenga, an independent director.

Reece Kurtenbach, chairman, president and chief executive officer, commented, "We are saddened by the loss of Jim and our hearts go out to his wife and extended family. Not only was he a tremendous supporter and business associate for Daktronics, he mentored many of us throughout the company over the years. His positive impact on us will endure."

Mr. Vellenga was elected to the Board of Directors in 1997 and served on the Audit Committee since 1999 and the Nominating and Governance Committee since 2011.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company’s SEC filings, including its Annual Report on Form 10-K for its 2015 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

-END-